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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Impac Funding Corporation:

We consent to incorporation by reference in the registration statements (No. 333-12025) on Form S-8 and registration statements (No. 333-34137 and No. 333-52335) each on Form S-3 of Impac Mortgage Holdings, Inc. of our report dated February 11, 1999, relating to the consolidated balance sheets of Impac Funding Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Impac Mortgage Holdings, Inc.



                                               KPMG LLP


Orange County, California
March 12, 1999